Exhibit 10.6

Execution Version

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is dated as of June 20, 2023, by and among Western Digital Corporation, a Delaware corporation (the “Lead Borrower”), and the other parties who have executed this Security Agreement (the Lead Borrower, such other parties and any other parties who execute and deliver to the Collateral Agent an agreement substantially in the form attached hereto as Schedule A, being hereinafter referred to collectively as the “Debtors” and individually as a “Debtor”), each with its mailing address as set forth in Section 14(b) below, and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), with its mailing address as set forth in Section 14(b) below, acting as collateral agent hereunder for the Secured Parties hereinafter identified (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) and defined (JPMorgan Chase Bank acting as such collateral agent and any successor or successors to JPMorgan Chase Bank acting in such capacity being hereinafter referred to as the “Collateral Agent”).

PRELIMINARY STATEMENTS

A. Reference is made to the Amended and Restated Loan Agreement, dated as of January 7, 2022 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Lead Borrower, the Additional Borrowers party thereto from time to time (together with the Lead Borrower, the “Borrowers”), JPMorgan Chase Bank, as Administrative Agent (the “Administrative Agent”), JPMorgan Chase Bank as an L/C Issuer (together with the other L/C Issuers identified therein, the “L/C Issuers”), the other banks and financial institutions from time to time party thereto and the other agents party thereto, pursuant to which the Administrative Agent, the L/C Issuers and the other banks and financial institutions from time to time party thereto have agreed to provide financial accommodations to the Borrowers (JPMorgan Chase Bank, in its individual capacity and such other banks and financial institutions being hereinafter referred to collectively as the “Lenders” and individually as a “Lender”).

B. In addition, one or more of the Debtors may from time to time be liable to the Lenders and/or their Affiliates with respect to Hedging Liability and/or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations ((i) the Administrative Agent, the Joint Lead Arrangers, the Collateral Agent, the L/C Issuers, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and the Lenders and (ii) with respect to the Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, any Affiliates of the Lenders and any entity that was a Lender or an Affiliate of a Lender at the time the relevant transaction was entered into, are referred to collectively as the “Secured Parties” and individually as a “Secured Party”).

C. As a condition to the closing of the transactions contemplated by the Loan Agreement, the Secured Parties have required, among other things, that each Debtor enter into this Agreement and grant to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in the personal property and fixtures of such Debtor described herein subject to the terms and conditions hereof.

D. Pursuant to the terms of the 2029/2032 Notes Indenture (as defined below), other than pursuant to certain exceptions and up to certain amounts set forth therein, the Debtors may not create, incur, issue, assume or guarantee any Debt (as defined in the 2029/2032 Notes Indenture) secured by a Lien (as defined in the 2029/2032 Notes Indenture) without effectively providing concurrently that the 2029/2032 Notes (as defined below) are secured equally and ratably with such Debt so long as such Debt shall be so secured.

NOW, THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Terms defined in Loan Agreement. Except as otherwise provided in Section 2 below, all capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Loan Agreement. The term “Debtor” and “Debtors” as used herein shall mean and include the Debtors collectively and also each individually, with all representations, warranties, and covenants of and by the Debtors, or any of them, herein contained to constitute joint and several representations, warranties, and covenants of and by the Debtors; provided, however, that unless the context in which the same is used shall otherwise require, any grant, representation, warranty or covenant contained herein related to the Collateral shall be made by each Debtor only with respect to the Collateral owned by it or represented by such Debtor as owned by it.

As used herein:

“Copyrights” shall mean, collectively, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“2029/2032 Notes” shall mean, together, the Lead Borrower’s 2.850% Senior Notes due 2029 and the Lead Borrower’s 3.100% Senior Notes due 2032 governed by the terms of the 2029/2032 Notes Indenture.

“2029/2032 Notes Indenture” shall mean, the Base Indenture, dated as of December 10, 2021, as supplemented by the First Supplemental Indenture.

“2029/2032 Notes Obligations” shall mean (a) the due and punctual payment of the unpaid principal amount of, and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on, the 2029/2032 Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) the due and punctual performance of all other obligations of the Lead Borrower under or pursuant to the 2029/2032 Notes Indenture.

“2029/2032 Notes Secured Parties” shall mean the holders from time to time of the 2029/2032 Notes and the 2029/2032 Notes Trustee.

“2029/2032 Notes Trustee” shall mean U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee under the 2029/2032 Notes Indenture, together with any successors and assigns in such capacity.

“First Supplemental Indenture” shall mean that First Supplemental Indenture, dated as of December 10, 2021, by and among the Lead Borrower and the 2029/2032 Notes Trustee.

“Intellectual Property” shall mean, collectively, the intellectual or intangible property rights in the Patents, Trademarks, Copyrights, and Technology.

“Intellectual Property Collateral” shall mean, collectively, the intellectual or intangible property rights in the Patents, Trademarks, Copyrights, Technology and Licenses, in each case, now or hereafter, owned, filed, acquired, or assigned to each Debtor, or to which a Debtor is made party to.

“Intercompany Notes” shall mean, with respect to each Debtor, all intercompany notes described in Schedule 5(b) to the Perfection Certificate and intercompany notes hereafter acquired by such Debtor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Licenses” shall mean, collectively, with respect to each Debtor, all license, sublicense and distribution agreements with, and covenants not to sue, any other party with respect to any Intellectual Property, whether such Debtor is a licensor or licensee, sublicensor or sublicensee, distributor or distributee under any such agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof and (iii) rights to sue for past, present and future infringements, breaches or violations thereof.

“Patents” shall mean, collectively, all patents and all patent applications (whether issued, allowed or filed in the United States or any other country or any trans-national patent registry), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Technology” shall mean, collectively, all trade secrets, know how, technology (whether patented or not), rights in software (including source code and object code), rights in data and databases, rights in Internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (i) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future misappropriations or violations thereof.

“Trademarks” shall mean, collectively, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URLs), domain names, corporate names, brand names, trade names and other identifiers of source or goodwill, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether applied for or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

Section 2. Grant of Security Interest in the Collateral. As collateral security for the Secured Obligations defined below (and, to the extent provided in Section 15, the 2029/2032 Notes Obligations), each Debtor hereby grants to the Collateral Agent for the benefit of the Secured Parties (and, to the extent provided in Section 15, for the benefit of the 2029/2032 Notes Secured Parties) a lien on and security interest in and acknowledges and agrees that the Collateral Agent has and shall continue to have until the Termination Date for the benefit of the Secured Parties (and, to the extent provided in Section 15, for the benefit of the 2029/2032 Notes Secured Parties) a continuing lien on and security interest in, and right of set-off against, all right, title, and interest of such Debtor, whether now owned or existing or hereafter created, acquired or arising, in and to all of the following:

(a) Accounts;

(b) Chattel Paper;

(c) Instruments (including Promissory Notes and Intercompany Notes);

(d) Documents;

(e) General Intangibles (including Payment Intangibles and Intellectual Property Collateral);

(f) Letter-of-Credit Rights;

(g) Supporting Obligations;

(h) Deposit Accounts;

(i) Investment Property (including certificated and uncertificated Securities, Securities Accounts, Security Entitlements, Commodity Accounts, and Commodity Contracts);

(j) Inventory;

(k) Equipment (including all software, whether or not the same constitutes embedded software, used in the operation thereof);

(l) Fixtures;

(m) Commercial Tort Claims (as described on Schedule 7 to the Perfection Certificate or on one or more supplements to the Perfection Certificate);

(n) Goods;

(o) Personal property, and interests in personal property of such Debtor of any kind or description now held by any Secured Party or at any time hereafter transferred or delivered to, or coming into the possession, custody or control of, any Secured Party or any agent or affiliate of any Secured Party whether expressly as collateral security or for any other purpose (whether for safekeeping, custody, collection or otherwise), and all dividends and distributions on or other rights in connection with any such property;

(p) Supporting evidence and documents relating to any of the above-described property, including, without limitation, computer programs, disks, tapes and related electronic data processing media, written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes and other evidences of indebtedness, insurance certificates and the like, together with all books of account, ledgers, and cabinets in which the same are reflected or maintained;

(q) Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and

(r) Proceeds and products of the foregoing, and all insurance of the foregoing and proceeds thereof;

all of the foregoing being herein sometimes referred to as the “Collateral”. Notwithstanding the foregoing, the security interest shall not extend to, and the term “Collateral” (and any component definition thereof) shall not include, any Excluded Property. All terms which are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide. For purposes of this Agreement, the term “Receivables” means all rights to the payment of a monetary obligation, whether or not earned by performance, and whether evidenced by an Account, Chattel Paper, Instrument, General Intangible, or otherwise.

Section 3. Secured Obligations. This Agreement is made and given to secure, and shall secure, the prompt payment and performance of (a) any and all indebtedness, obligations, and liabilities of the Debtors, and of any of them individually, to the Secured Parties, and to any of them individually, under or in connection with or evidenced by the Loan Agreement or any other Loan Documents, including, without limitation, all obligations evidenced by the Notes (if any) of the Borrowers heretofore or hereafter issued under the Loan Agreement, and all obligations of the Debtors, and of any of them individually, with respect to any Hedging Liability, all obligations of the Debtors, and of any of them individually, with respect to any Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, and all obligations of the Debtors, and of any of them individually, arising under any guaranty issued by it relating to the foregoing or any part thereof, in each case whether now existing or hereafter arising (and whether arising before or after the filing of a petition in bankruptcy and including all interest, fees and other amounts accrued after the petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, (b) any and all reasonable and documented out-of-pocket expenses and charges, including, without limitation, all reasonable attorney’s fees and other expenses of litigation or preparation therefor (but under no circumstances shall the Debtors be obligated to pay for more than one firm of outside counsel (provided, that the foregoing shall not supersede any obligation of any Debtor to the 2029/2032 Trustee pursuant to the 2029/2032 Notes Indenture), and no Debtor shall be obligated to pay for any in-house counsel except, if reasonably necessary, one local counsel and one regulatory counsel in any relevant material jurisdiction, to the Collateral Agent, or the Collateral Agent and the Secured Parties, taken as a whole, as the case may be, and, solely in the case of a conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole) suffered or incurred by the Secured Parties, and any of them individually, in collecting or enforcing any of such indebtedness, obligations, and liabilities or in realizing on or protecting or preserving any security therefor, including, without limitation, the lien and security interest granted hereby (all of the indebtedness, obligations, liabilities, expenses, and charges described above in clauses (a) and (b) being hereinafter referred to as the “Secured Obligations”) and (c), to the extent applicable pursuant to Section 15, the 2029/2032 Notes Obligations.

Section 4. Covenants, Agreements, Representations and Warranties. (a) Each Debtor hereby represents and warrants to the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) that:

(i) Each Debtor is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Each Debtor is the sole and lawful owner of its Collateral, and has full right, power, and authority to enter into this Agreement and to perform each and all of the matters and things herein provided for.

(ii) As of the Amendment No. 2 Effective Date, each Debtor’s respective sole place of business or chief executive office, as applicable, is at the address listed on Schedule 1(a) to the Perfection Certificate opposite such Debtor’s name.

(iii) As of the Amendment No. 2 Effective Date, each Debtor’s legal name and jurisdiction of organization are correctly set forth on Schedule 1(a) to the Perfection Certificate. As of the Amendment No. 2 Effective Date, no Debtor has transacted business at any time since June 20, 2018, and does not currently transact business, under any other legal names other than the prior legal names set forth on Schedule 1(b) to the Perfection Certificate or the other names set forth on Schedule 1(c) to the Perfection Certificate.

(iv) As of the date sixty (60) days after the Amendment No. 2 Effective Date, the supplement to Schedule 6 to the Perfection Certificate to be provided by the Borrowers will set forth a true, complete and current listing of patents, trademarks or copyrights owned by each of the Debtors as of the Amendment No. 2 Effective Date that are registered or the subject of a pending application with any United States federal governmental authority, and exclusive licenses of copyrights to which a Debtor is a party, other than to the extent the same constitutes Excluded Property, and other than any patent, trademark or copyright or exclusive copyright license where the Borrowers have filed or caused to be filed an applicable Intellectual Property Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office promptly after the Collateral Agent provides the Borrowers with written notice identifying such patent, trademark or copyright or exclusive copyright license with respect to the corresponding requirement under this Agreement or the Loan Agreement or the Borrowers provide the Collateral Agent with written notice identifying such patent, trademark or copyright or exclusive copyright license, to the extent such Intellectual Property Security Agreement filing preserves, confirms and perfects the security interest granted herein (subject to the Intercreditor Agreement).

(v) As of the Amendment No. 2 Effective Date, Schedule 7 to the Perfection Certificate contains a true and correct list of all Commercial Tort Claims (i) with a projected value (as reasonably estimated by the Lead Borrower) in excess of $30.0 million individually held by the Debtors as of the date hereof and (ii) for which a complaint has been filed in a court of competent jurisdiction.

(b) Each Debtor hereby covenants and agrees with the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) that:

(i) Each Debtor shall provide the Collateral Agent written notice of a change of the location of such Debtor’s chief executive office within sixty (60) days of such change or such longer period as the Collateral Agent may agree.

(ii) Upon any change to the legal name or jurisdiction of organization of any Debtor the applicable Debtor shall provide written notice thereof to the Collateral Agent within sixty (60) days after the occurrence thereof or such longer period as the Collateral Agent may agree. Each Debtor agrees promptly (and, in any event, within sixty (60) days) following any change referred to in clause (i) or (ii) above, to take all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) in the Collateral, if applicable, and to provide the Collateral Agent with certified organizational documents reflecting any such changes, if applicable.

(iii) Each Debtor shall take all commercially reasonable actions necessary to defend the Collateral against any claims and demands of all persons at any time claiming the same or any interest in the Collateral other than a Permitted Lien adverse to any of the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties).

(iv) [Reserved].

(v) Subject to Schedule A to Amendment No. 2, all insurance disclosed on Schedule 8 to the Perfection Certificate, to the extent available on commercially reasonable terms, shall be endorsed or otherwise amended to include a loss payable or mortgagee endorsement (as applicable) to the Collateral Agent and shall name the Collateral Agent, on behalf of the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties), as additional insured, in form and substance satisfactory to the Collateral Agent. Each Debtor hereby authorizes the Collateral Agent, at the Collateral Agent’s option, to adjust, compromise, and settle any losses in respect of any Collateral under any insurance afforded at any time after the occurrence and during the continuation of any Event of Default, and such Debtor does hereby irrevocably (until the Termination Date) constitute the Collateral Agent, its officers, agents, and attorneys, as such Debtor’s attorneys-in-fact, with full power and authority after the occurrence and during the continuation of any Event of Default to effect such adjustment, compromise, and/or settlement and to endorse any drafts drawn by an insurer of the Collateral or any part thereof and to do everything necessary to carry out such purposes and to receive and receipt for any unearned premiums due under policies of such insurance.

(vi) At any time after and during the continuance of any Event of Default, if any Collateral with a value in excess of $1,000,000 is in the possession or control of any agents or processors of a Debtor and the Collateral Agent so requests, such Debtor agrees to notify such agents or processors in writing of the Collateral Agent’s lien and security interest therein and instruct them to hold all such Collateral for the Collateral Agent’s account and subject to the Collateral Agent’s instructions.

(vii) At any time after and during the continuation of any Event of Default, each Debtor agrees from time to time to deliver to the Collateral Agent such evidence of the existence, identity, and location of its Collateral and of its availability as collateral security pursuant hereto (including, without limitation, schedules describing all

Receivables created or acquired by such Debtor, copies of customer invoices or the equivalent and original receipts for all services rendered by it), in each case as the Collateral Agent may reasonably request. At any time after and during the continuation of any Event of Default, the Collateral Agent shall have the right to verify all or any part of the Collateral in any manner, and through any medium, which the Collateral Agent considers appropriate and reasonable, and each Debtor agrees to furnish all reasonable assistance and information, and perform any reasonable acts, which the Collateral Agent may reasonably require in connection herewith.

(viii) Upon any new registration, or application for registration, for any Intellectual Property rights, and exclusive licenses of copyrights, constituting Collateral granted to or filed or acquired by any Debtor after the Amendment No. 2 Effective Date (including any Intellectual Property that is no longer included as Excluded Property) (collectively, “New IP”), the Debtor shall, on or prior to the later to occur of (i) thirty (30) days for copyrights and sixty (60) days for all other Intellectual Property following such grant, filing or acquisition and (ii) the date of the next required delivery of the Compliance Certificate following the date of such grant, filing or acquisition (or such longer period as to which the Collateral Agent may consent), submit to the Collateral Agent a supplement to Schedule 6 to the Perfection Certificate to reflect such additional rights, and execute the applicable Intellectual Property Security Agreement and deliver such Intellectual Property Security Agreement to the Collateral Agent, and shall promptly file such Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

(ix) If any Debtor shall at any time hold or acquire a Commercial Tort Claim with a projected value (as reasonably estimated by the Lead Borrower) equal to or in excess of $30.0 million individually for which a complaint has been filed in a court of competent jurisdiction and that is required to be pledged hereunder, the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the Compliance Certificate following the date of such acquisition (or such longer period as to which the Collateral Agent may consent), execute and deliver to the Collateral Agent a supplement to Schedule 7 to the Perfection Certificate in such form reasonably acceptable to the Collateral Agent and the provisions of Section 2 of this Agreement shall apply to such Commercial Tort Claim (provided any Debtor’s failure to do so shall not impair the Collateral Agent’s security interest therein).

(x) Each Debtor agrees to execute and deliver to the Collateral Agent such further agreements, assignments, instruments, and documents, and to do all such other things, as the Collateral Agent may reasonably deem necessary to assure the Collateral Agent of its lien and security interest hereunder, including, without limitation, such agreements with respect to patents, trademarks, copyrights, and similar intellectual property rights as the Collateral Agent may from time to time reasonably require to comply with the filing requirements of the United States Patent and Trademark Office and the United States Copyright Office; provided that (a) no action outside of the United States shall be required in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreement or foreign intellectual property filing or search shall be required (other than any foreign law governed security or pledge agreement in such other jurisdictions as required pursuant to Section 4.5 of the Loan Agreement), (b) no Debtor shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (c) to the extent constituting Collateral, (1) the security interests in assets requiring perfection through control agreements or other control arrangements (other than control of pledged certificated Securities and material Instruments to the extent otherwise required under this Agreement and the filing of financing statements), (2) assets subject to certificates of title (other than the filing of financing statements) and (3) Letter-of-Credit Rights (other than the filing of financing statements) shall not be required to be perfected. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral or any part thereof, or to any of the Secured Obligations or 2029/2032 Notes Obligations, each Debtor agrees to execute and deliver all such agreements, assignments, instruments, and documents and to do all such other things as the Collateral Agent reasonably deems necessary or appropriate to preserve, protect, and enforce the security interest of the Collateral Agent under the law of such other jurisdiction, subject to the limitations set forth in the proviso to the first sentence of this clause (x). Without limiting the foregoing, the Collateral Agent is hereby authorized at any time and from time to time to file in any relevant jurisdiction any financing statement that describes the Collateral as “all assets” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC. Each Debtor hereby further authorizes the Collateral Agent to file the Intellectual Property Security Agreements, or other instruments to perfect, confirm, continue, protect or enforce the security interest granted hereunder, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, without the signature of such Debtor, and naming such Debtor as a debtor and naming the Collateral Agent as secured party.

(xi) If an Event of Default has occurred and is continuing, the Collateral Agent may, at its option, but only following ten (10) Business Days’ written notice to each Debtor of its intent to do so, expend such sums as the Collateral Agent reasonably deems advisable to perform the obligations of the Debtors with respect to the Collateral under this Agreement and the other Loan Documents to the extent that any Debtor fails to do so, including, without limitation, the payment of any insurance premiums, the payment of any taxes, Liens and encumbrances that do not constitute Permitted Liens, expenditures made in defending against any adverse claims that do not constitute Permitted Liens, and all other expenditures which the Collateral Agent may be compelled to make by operation of law or which the Collateral Agent may make by agreement or otherwise for the protection of the security hereof that do not constitute Permitted Liens. All such sums and amounts so expended shall be repayable by the Debtors within thirty (30) days after demand, shall constitute additional Secured Obligations secured hereunder, and shall bear interest from the date said amounts are expended at a rate per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) equal to 2% plus the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans (such rate per annum as so determined being hereinafter referred to as the “Default Rate”). No such performance of any obligation by the Collateral Agent on behalf of a Debtor, and no such advancement or expenditure therefor, shall relieve any Debtor of any default under the terms of this Agreement or in any way obligate any Secured Party or any 2029/2032 Notes Secured Party to take any further or future action with respect thereto. The Collateral Agent, in making any payment hereby authorized, may do so according to any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim. The Collateral Agent, in performing any act hereunder, shall be the sole judge of whether the relevant Debtor is required to perform the same under the terms of this Agreement.

Section 5. Special Provisions Re: Receivables. (a) Upon the occurrence and during the continuance of an Event of Default, if any Receivable arises out of a contract with the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, each Debtor agrees to provide information promptly upon the request of the Collateral Agent and, at the request of the Collateral Agent, execute whatever instruments and documents are reasonably required by the Collateral Agent in order that such Receivable shall be assigned to the Collateral Agent and that proper notice of such assignment shall be given under the federal Assignment of Claims Act (or any successor statute) or any similar state or local statute, as the case may be.

(b) If any Debtor shall at any time after the Amendment No. 2 Effective Date hold or acquire any Instrument or Chattel Paper evidencing any Receivable or other item of Collateral (including Intercompany Notes but other than any checks received and deposited in the ordinary course of business), the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the Compliance Certificate following the date of such acquisition (or such longer period as to which the Collateral Agent may consent), cause such Instrument or tangible Chattel Paper to be delivered to the Collateral Agent; provided, however, that, unless an Event of Default has occurred and is continuing, a Debtor shall not be required to deliver any such Instrument or tangible Chattel Paper if and only so long as the aggregate unpaid principal balance of all such Instruments and tangible Chattel Paper held by the Debtors and not delivered to the Collateral Agent hereunder is less than $30.0 million at any one time outstanding.

Section 6. Collection of Receivables. (a) Except as otherwise provided in this Agreement, each Debtor shall make collection of its Receivables and may use the same to carry on its business in accordance with its ordinary business practices and otherwise subject to the terms hereof.

(b) Upon the occurrence and during the continuance of any Event of Default, whether or not the Collateral Agent has exercised any of its other rights under other provisions of this Section 6, in the event the Collateral Agent makes a written request for any Debtor to do so:

(i) all Instruments and tangible Chattel Paper at any time constituting part of the Receivables (including any postdated checks but other than any checks received and deposited in the ordinary course of business) shall, upon receipt by such Debtor, be promptly endorsed to and deposited with Collateral Agent; and/or

(ii) such Debtor shall instruct all customers and account debtors to remit all payments in respect of Receivables or any other Collateral to a lockbox or lockboxes under the sole custody and control of the Collateral Agent and which are maintained at one or more post offices selected by the Collateral Agent.

(c) Upon the occurrence and during the continuation of any Event of Default, whether or not the Collateral Agent has exercised any of its other rights under the other provisions of this Section 6, the Collateral Agent or its designee may notify the relevant Debtor’s customers and account debtors at any time that Receivables have been assigned to the Collateral Agent or of the Collateral Agent’s security interest therein, and either in its own name, or such Debtor’s name, or both, demand, collect (including, without limitation, through a lockbox analogous to that described in Section 6(b)(ii) hereof), receive, receipt for, sue for, compound and give acquittance for any or all amounts due or to become due on Receivables, and in the Collateral Agent’s reasonable discretion file any claim or take any other action or proceeding which the Collateral Agent may reasonably deem necessary to protect and realize upon the security interest of the Collateral Agent in the Receivables or any other Collateral.

(d) Any proceeds of Receivables or other Collateral transmitted to or otherwise received by the Collateral Agent pursuant to any of the provisions of Sections 6(b) or 6(c) hereof may be handled and administered by the Collateral Agent in and through a remittance account or accounts maintained at the Collateral Agent or by the Collateral Agent at a commercial bank or banks selected by the Collateral Agent with reasonable care (collectively the “Depositary Banks” and individually a “Depositary Bank”), and each Debtor acknowledges that the maintenance of such remittance accounts by the Collateral Agent is solely for the Collateral Agent’s convenience. The Collateral Agent may, after the occurrence and during the continuation of any Event of Default, apply all or any part of any proceeds of Receivables or other Collateral received by it from any source to the payment of the Secured Obligations (and, to the extent provided in Sections 10 and 15, the 2029/2032 Notes Obligations) (whether or not then due and payable), such applications to be made pursuant to the terms of the Loan Agreement, and at such intervals as the Collateral Agent may from time to time in its discretion determine, in each case subject to the Intercreditor Agreement. The Collateral Agent need not apply or give credit for any item included in proceeds of Receivables or other Collateral until the Depositary Bank has received final payment therefor at its office in cash or final solvent credits current at the site of deposit reasonably acceptable to the Collateral Agent and the Depositary Bank as such. However, if the Collateral Agent does permit credit to be given for any item prior to a Depositary Bank receiving final payment therefor and such Depositary Bank fails to receive such final payment or an item is charged back to the Collateral Agent or any Depositary Bank for any reason, the Collateral Agent may at its election in either instance charge the amount of such item back against any such remittance accounts. After all Events of Default have been cured or waived, the Collateral Agent shall promptly return to the applicable Debtor all proceeds of Collateral which the Collateral Agent has not applied to the Secured Obligations (and, to the extent provided in Sections 10 and 15, the 2029/2032 Notes Obligations) as provided above from the remittance account, as well as all Instruments and tangible Chattel Paper delivered to the Collateral Agent pursuant to Section 6(b)(i) hereof. Notwithstanding the foregoing, each Secured Party and each 2029/2032 Notes Secured Party shall be obligated to refund and return any and all amounts paid by any Debtor to such Secured Party or 2029/2032 Notes Secured Party for fees, expenses or damages to the extent such Secured Party or 2029/2032 Notes Secured Party is not entitled to payment of such amounts in accordance with the terms hereof. The Secured Parties and the 2029/2032 Notes Secured Parties shall have no liability or responsibility to any Debtor for the Collateral Agent or any Depositary Bank accepting any check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance.

Section 7. Special Provisions Re: Investment Property and Deposits. (a) Unless and until an Event of Default has occurred and is continuing and the Collateral Agent shall have given the Debtors at least three (3) Business Days’ notice of its intent to exercise its rights under this Agreement:

(i) each Debtor shall be entitled to exercise all voting and/or consensual powers pertaining to its Investment Property, or any part thereof, for all purposes not inconsistent with the terms of this Agreement, the Loan Agreement or any other document evidencing or otherwise relating to any Secured Obligations or the 2029/2032 Notes Obligations; and

(ii) each Debtor shall be entitled to receive and retain all cash dividends paid upon or in respect of its Investment Property subject to the lien and security interest of this Agreement.

(b) As of the Amendment No. 2 Effective Date, all (i) Equity Interests in a Subsidiary held, beneficially or of record, by each Debtor, (ii) Equity Interests in an Affiliate held, beneficially or of record, by each Debtor that represent 50% or less of Equity Interests of such Affiliate, (iii) securities accounts in the name of a Debtor and (iv) commodity accounts in the name of a Debtor, in each case, that constitute Collateral are listed and identified on Schedule 4 to the Perfection Certificate and made a part hereof. If any Debtor shall at any time after the Amendment No. 2 Effective Date hold or acquire any other Investment Property constituting Collateral, the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the Compliance Certificate following the date of such acquisition (or such longer period as to which the Collateral Agent may consent), deliver to the Collateral Agent certificates for all certificated securities constituting Investment Property and part of the Collateral hereunder (other than any certificated securities issued by a Person that is not an Affiliate), all duly endorsed in blank for transfer or accompanied by an appropriate assignment or assignments or an appropriate undated stock power or powers, in every case sufficient to transfer title thereto, including, without limitation, all stock received in respect of a stock dividend or resulting from a split-up, revision or reclassification of the Investment Property or any part thereof or received in addition to, in substitution of or in exchange for the Investment Property or any part thereof as a result of a merger, consolidation or otherwise. With respect to any uncertificated securities or any Investment Property held by a securities intermediary, commodity intermediary, or other financial intermediary of any kind, at the Collateral Agent’s request after the occurrence and during the continuance of an Event of Default (or at any time with respect to uncertificated securities or Investment Property issued by any Guarantor to a Borrower or another Guarantor), the relevant Debtor shall execute and deliver, and shall cause any such issuer or intermediary to execute and deliver, an agreement among such Debtor, the Collateral Agent, and such issuer or intermediary in form and substance reasonably satisfactory to the Collateral Agent which provides, among other things, for the issuer’s or intermediary’s agreement that it will comply with such entitlement orders, and apply any value distributed on account of any Investment Property, as directed by the Collateral Agent without further consent by such Debtor. The Collateral Agent may, upon three (3) Business Days’ written notice to the Debtors at any time after the occurrence and during the continuation of any Event of Default, cause to be transferred into its name or the name of its nominee or nominees any and all of the Investment Property hereunder.

(c) [Reserved].

Section 8. Power of Attorney. In addition to any other powers of attorney contained herein, each Debtor hereby appoints the Collateral Agent, its nominee, or any other person whom the Collateral Agent may reasonably designate as such Debtor’s attorney-in-fact, with full power and authority upon the occurrence and during the continuation of any Event of Default to sign such Debtor’s name on verifications of Receivables and other Collateral; to send requests for verification of Collateral to such Debtor’s customers, account debtors, and other obligors; to endorse such Debtor’s name on any checks, notes, acceptances, money orders, drafts, and any other forms of payment or security that may come into the Collateral Agent’s possession; to endorse the Collateral in blank or to the order of the Collateral Agent or its nominee; and to sign such Debtor’s name on any invoice or bill of lading relating to any Collateral, on claims to enforce collection of any Collateral, on notices to and drafts against customers and account debtors and other obligors, on schedules and assignments of Collateral, on notices of assignment and on public records; to notify the post office authorities to change the address for delivery of such Debtor’s mail to an address designated by the Collateral Agent; to receive, open and dispose of all mail addressed to such Debtor; and to do all things reasonably necessary to carry out this Agreement. Each Debtor hereby ratifies and approves all acts of any such attorney and agrees that neither the Collateral Agent nor any such attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct or breach of this Agreement. The foregoing powers of attorney, being coupled with an interest, are irrevocable until the Termination Date.

Section 9. Defaults and Remedies. (a) The occurrence of any event or the existence of any condition, after giving effect to any applicable notice, grace or cure provision pursuant to the Loan Agreement, specified as an “Event of Default” under the Loan Agreement shall constitute an “Event of Default” hereunder.

(b) Upon the occurrence and during the continuation of any Event of Default, the Collateral Agent shall have, in addition to all other rights provided herein or by law, the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights or remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further the Collateral Agent may, without demand and, to the extent permitted by applicable law, without advertisement, notice, hearing or process of law, all of which each Debtor hereby waives to the extent permitted by applicable law, at any time or times, sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders any or all Collateral held by or for it at public or private sale, at any securities exchange or broker’s board or at the Collateral Agent’s office or elsewhere, for cash, upon credit or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its reasonable discretion. In the exercise of any such remedies, the Collateral Agent may sell the Collateral as a unit even though the sales price thereof may be in excess of the amount remaining unpaid on the Secured Obligations (and, to the extent applicable pursuant to Section 15, the 2029/2032 Notes Obligations). Also, if less than all the Collateral is sold, the Collateral Agent shall have no duty to marshal or apportion the part of the Collateral so sold as between the Debtors, or any of them, but may sell and deliver any or all of the Collateral without regard to which of the Debtors are the owners thereof. In addition to all other sums due any Secured Party and any 2029/2032 Notes Secured Party hereunder, each Debtor shall pay the Secured Parties and the 2029/2032 Notes Secured Parties all costs and expenses incurred by the Secured Parties or the 2029/2032 Notes Secured Parties, including reasonable attorneys’ fees and court costs (but under no circumstances shall the Debtors be obligated to pay for more than one firm of outside counsel (provided, that the foregoing shall not supersede any obligation of any Debtor to the 2029/2032 Trustee pursuant to the 2029/2032 Notes Indenture), and no Debtor shall be obligated to pay for any in-house counsel), in obtaining, liquidating or enforcing payment of Collateral or the Secured Obligations (or, to the extent applicable pursuant to Section 15, the 2029/2032 Notes Obligations) or in the prosecution or defense of any action or proceeding by or against any Secured Party or any Debtor concerning any matter arising out of or connected with this Agreement or the Collateral or the Secured Obligations (or, to the extent applicable pursuant to Section 15, the 2029/2032 Notes Obligations), including, without limitation, any of the foregoing arising in, arising under or related to a case under the United States Bankruptcy Code (or any successor statute). Any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Debtors in accordance with Section 14(b) hereof at least ten (10) Business Days before the time of sale or other event giving rise to the requirement of such notice; provided, however, no notification need be given to a Debtor if such Debtor has signed, after the Event of Default hereunder that is then continuing has occurred, a statement renouncing any right to notification of sale or other intended disposition. The Collateral Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. Any Secured Party or 2029/2032 Notes Secured Party may be the purchaser at any public sale. Each Debtor hereby waives all of its rights of redemption from any such sale. The Collateral Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, be made at the time and place to which the sale was postponed or the Collateral Agent may further postpone such sale by announcement made at such time and place. The Collateral Agent has no obligation to prepare the Collateral for sale. The Collateral Agent may sell or otherwise dispose of the Collateral without giving any warranties as to the Collateral or any part thereof, including disclaimers of any warranties of title or the like, and each Debtor acknowledges and agrees that the absence of such warranties shall not render the disposition commercially unreasonable.

(c) Without in any way limiting the foregoing, upon the occurrence and during the continuation of any Event of Default hereunder, in addition to all other rights provided herein or by law, (i) the Collateral Agent shall have the right to take physical possession of any and all of the Collateral, the right for that purpose to enter without legal process any premises where the Collateral may be found (provided such entry be done lawfully), and the right to maintain such possession on the relevant Debtor’s premises or to remove the Collateral or any part thereof to such other places as the Collateral Agent may desire, in each case, subject to the terms of any lease covering the relevant premises, (ii) the Collateral Agent shall have the right to direct any intermediary at any time holding any Investment Property or other Collateral, or any issuer thereof, to deliver such Collateral or any part thereof to the Collateral Agent and/or to liquidate such Collateral or any part thereof and deliver the proceeds thereof to the Collateral Agent, and (iii) each Debtor shall, upon the Collateral Agent’s demand, promptly assemble the Collateral and make it available to the Collateral Agent at a place reasonably designated by the Collateral Agent. If the Collateral Agent exercises its right to take possession of the Collateral, each Debtor shall also at its expense perform any and all other steps requested by the Collateral Agent to preserve and protect the security interest hereby granted in the Collateral, such as placing and maintaining signs indicating the security interest of the Collateral Agent, appointing overseers for the Collateral and maintaining Collateral records.

(d) Without in any way limiting the foregoing, upon the occurrence and during the continuation of any Event of Default, all rights of the Debtors to exercise the voting and/or consensual powers which they are entitled to exercise pursuant to Section 7(a)(i) hereof and/or to receive and retain the distributions which they are entitled to receive and retain pursuant to Section 7(a)(ii) hereof, shall, at the option of the Collateral Agent upon ten (10) Business Days prior written notice to the Debtors, cease and thereupon become vested in the Collateral Agent, which, in addition to all other rights provided herein or by law, shall then be entitled solely and exclusively to exercise all voting and other consensual powers pertaining to the Investment Property and/or to receive and retain the distributions which such Debtor would otherwise have been authorized to retain pursuant to Section 7(a)(ii) hereof and shall then be entitled solely and exclusively to exercise any and all rights of conversion, exchange or subscription or any other rights, privileges or options pertaining to any Investment Property as if the Collateral Agent were the absolute owner thereof including, without limitation, the rights to exchange, at its discretion, all Investment Property or any part thereof upon the merger, consolidation, reorganization, recapitalization or other readjustment of the respective issuer thereof or upon the exercise by or on behalf of any such issuer or the Collateral Agent of any right, privilege or option pertaining to any Investment Property and, in connection therewith, to deposit and deliver the Investment Property or any part thereof with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine. In the event the Collateral Agent in good faith believes any of the Collateral constitutes restricted securities within the meaning of any applicable securities laws, any disposition thereof in compliance with such laws shall not render the disposition commercially unreasonable. To the extent that the notice referred to in the first sentence of this paragraph (d) has been given, after all Events of Default have been cured or waived, (i) each Debtor shall have the exclusive right to exercise the voting and consensual rights and powers that such Debtor would have otherwise been entitled to exercise pursuant to the terms of Section 7(a)(i) hereof and (ii) the Collateral Agent shall promptly repay to each applicable Debtor (without interest) all dividends, interest, principal or other distributions that such Debtor would otherwise be permitted to retain pursuant to Section 7(a)(ii) hereof and that have not been applied to the repayment of the Secured Obligations (and, to the extent provided in Section 15, the 2029/2032 Notes Obligations).

(e) Without in any way limiting the foregoing, each Debtor hereby grants to the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties), effective and exercisable solely upon the occurrence and during the continuation of an Event of Default, a royalty-free (and free of any other obligation of payment or compensation), irrevocable (solely during the continuation of an Event of Default), non-exclusive license and right to use and sublicense (in the ordinary course of business), in connection with any foreclosure or other realization by the Collateral Agent or the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) on all or any part of the Collateral to the extent permitted by law and this Agreement, all Intellectual Property Collateral (excluding any rights under a License that by its terms is prohibited from being sublicensed by Debtor to the Collateral Agent) now owned or hereafter acquired by such Debtor, and wherever the same may be located and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all such Intellectual Property Collateral and the right to sue for past infringement of such Intellectual Property Collateral. The license and right granted to the Secured Parties hereby shall be without any royalty or fee or charge whatsoever with respect to fees payable by the Secured Parties to Debtors.

(f) The powers conferred upon the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) hereunder are solely to protect their interest in the Collateral and shall not impose on them any duty to exercise such powers. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent accords its own property, consisting of similar type assets, it being understood, however, that the Collateral Agent shall have no responsibility for (i) ascertaining or taking any action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral, or (iii) initiating any action to protect the Collateral or any part thereof against the possibility of a decline in market value. This Agreement constitutes an assignment of rights only and not an assignment of any duties or obligations of the Debtors in any way related to the Collateral, and the Collateral Agent shall have no duty or obligation to discharge any such duty or obligation. Neither any Secured Party nor any party acting as attorney for any Secured Party shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct or breach of this Agreement.

(g) Failure by the Collateral Agent to exercise any right, remedy or option under this Agreement or any other agreement between any Debtor and the Collateral Agent or provided by law, or delay by the Collateral Agent in exercising the same, shall not operate as a waiver; and no waiver shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and otherwise complies with the requirements set forth in Section 10.11 of the Loan Agreement and then only to the extent specifically stated. The rights and remedies of the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) under this Agreement shall be cumulative and not exclusive of any other right or remedy which any Secured Party or 2029/2032 Notes Secured Party may have.

Section 10. Application of Proceeds. (a) The proceeds and avails of the Collateral at any time received by the Collateral Agent upon the occurrence and during the continuation of any Event of Default pursuant to any exercise of remedies shall, when received by the Collateral Agent in cash or its equivalent, be applied by the Collateral Agent in reduction of, or held as collateral security for, the Secured Obligations (and, to the extent provided in Section 15, the 2029/2032 Notes Obligations) as follows, subject to the terms of the Intercreditor Agreement:

first, to the payment of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and Administrative Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent or Administrative Agent in connection therewith and all amounts for which the Collateral Agent or Administrative Agent is entitled to indemnification pursuant to the provisions of any Collateral Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

second, to the payment of all other reasonable and documented costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under the Loan Agreement from and after the date such amount is due, owing and unpaid until paid in full;

third, without duplication of amounts applied pursuant to clauses first and second above, to the payment in full in cash, pro rata, of all amounts constituting (1) Secured Obligations, with such amounts to be applied to the Secured Obligations in accordance with clause (b) below, and (2) 2029/2032 Notes Obligations, with such amounts to be paid to the 2029/2032 Notes Trustee for application in accordance with the provisions of the 2029/2032 Notes Indenture;

(b) Pursuant to paragraph “third” in clause (a) above, amounts shall be applied to the Secured Obligations as follows:

first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrowers have agreed to pay the Administrative Agent under Section 10.13 of the Loan Agreement (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

third, to the payment of principal on the Term Loans, Revolving Loans and unpaid Reimbursement Obligations (together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 of the Loan Agreement (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all Letters of

Credit, to the extent the same have not been replaced or cancelled or otherwise provided for to the reasonable satisfaction of the L/C Issuers)), and Hedging Liability, the aggregate amount paid to (or held as collateral security for) the Lenders and, in the case of Hedging Liability, their affiliates, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

fourth, to the payment of all other unpaid Secured Obligations and all other indebtedness, obligations, and liabilities of any Borrower and its Subsidiaries secured by the Collateral Documents (including, without limitation, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

fifth, to the Borrowers or whoever else may be lawfully entitled thereto;

In making the determination and allocations required by this Section 10, the Collateral Agent may conclusively rely upon information supplied by the 2029/2032 Notes Trustee as to the amount of unpaid principal and interest and other amounts outstanding with respect to the 2029/2032 Notes Obligations and the Collateral Agent shall have no liability to any Secured Party (or any 2029/2032 Notes Secured Party) for actions taken in reliance on such information; provided that nothing in this sentence shall prevent any Debtor from contesting any amounts claimed by any 2029/2032 Notes Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 10 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the 2029/2032 Notes Trustee of any amounts distributed to the 2029/2032 Notes Trustee.

If, despite the provisions of this Agreement, any Secured Party or any 2029/2032 Notes Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Secured Obligations or 2029/2032 Notes Obligations to which it is then entitled in accordance with this Agreement, such Secured Party or 2029/2032 Notes Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties and 2029/2032 Notes Secured Parties hereunder for distribution in accordance with this Section 10.

Section 11. Continuing Agreement; Release. (a) Subject to Section 9.12 of the Loan Agreement, this Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until the Termination Date; provided, that the 2029/2032 Notes Obligations shall no longer be secured hereby and this Agreement shall be deemed terminated with respect to the 2029/2032 Notes Obligations in the event (i) the Secured Obligations are no longer required to be secured hereby as a result of the Termination Date or otherwise or (ii) the 2029/2032 Notes Obligations are no longer required to be secured pursuant to the terms of the 2029/2032 Notes Indenture. Upon the Termination Date, the pledge of all Collateral hereunder will terminate and all liens and security interests hereunder shall automatically be released, without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Debtors. In connection with any termination or release pursuant to this Section 11 or as required by any other provision of this Agreement or the Loan Agreement, the Administrative Agent or Collateral Agent shall promptly deliver to the applicable Debtor any Collateral of such Debtor held by the Administrative Agent or the Collateral Agent, as applicable, hereunder and execute and deliver to any Debtor, at such Debtor’s expense, all Uniform Commercial Code termination statements and similar documents that such Debtor shall reasonably request to evidence such termination or release.

(b) If the Administrative Agent or Collateral Agent shall be directed or permitted pursuant to Section 9.12 of the Loan Agreement to release any Lien created hereby upon any Collateral (including any Collateral sold or disposed of by any Debtor in a transaction permitted by the Loan Agreement (other than a transfer to another Debtor)), such Collateral shall be automatically released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, Section 9.12 of the Loan Agreement, all without delivery of any instrument or performance of any act by any party, and all rights to such Collateral shall revert to the Debtors. In connection therewith, the Administrative Agent and/or Collateral Agent, as applicable, at the request and sole expense of the Borrowers, shall execute and deliver to the Borrowers all releases or other documents, including, without limitation, UCC termination statements, reasonably necessary or desirable for the release of the Lien created hereby on such Collateral. A Debtor shall be automatically released from its obligations hereunder in the event that all the capital stock of such Debtor shall be so sold or disposed (other than a transfer to another Debtor) or if such Debtor ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted under the Loan Agreement. Any execution and delivery of documents pursuant to this Section 11(b) shall be without recourse to or representation or warranty by the Collateral Agent.

Section 12. The Collateral Agent. (a) The Collateral Agent has been appointed as collateral agent pursuant to the Loan Agreement. By accepting the benefits of this Agreement and the other Collateral Documents, each 2029/2032 Notes Secured Party hereby appoints JPMorgan Chase Bank to serve as collateral agent for the 2029/2032 Notes Secured Parties in respect of the 2029/2032 Notes Obligations under each of the Collateral Documents and the Intercreditor Agreement, on the terms set forth herein and in the other Collateral Documents. In acting under or by virtue of this Agreement, the Collateral Agent shall be entitled to all the rights, authority, privileges, and immunities provided in the Loan Agreement, all of which provisions of said Loan Agreement (including, without limitation, Section 9 thereof) are incorporated by reference herein with the same force and effect as if set forth herein in their entirety. The Collateral Agent hereby disclaims any representation or warranty to the Secured Parties and the 2029/2032 Notes Secured Parties or any other holders of the Secured Obligations or 2029/2032 Notes Obligations concerning the perfection of the liens and security interests granted hereunder or in the value of any of the Collateral.

(b) The parties hereto agree that the Collateral Agent shall be entitled to indemnification and reimbursement of its expenses incurred hereunder as provided in Sections 9.6 and 10.13 of the Loan Agreement as if such sections were set out in full herein and references to “the Administrative Agent” therein were references to “the Collateral Agent” and references to “the Borrowers” therein were references to “each Grantor.” The obligations of the Grantors under this clause shall survive termination of this Agreement.

Section 13. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) that are Obligations, with respect to Shared Collateral (as defined in the Intercreditor Agreement), the requirements of this Agreement to deliver Collateral to the Collateral Agent shall be deemed satisfied by the delivery thereof to the Applicable Authorized Representative (as defined in the Intercreditor Agreement) as bailee for the Collateral Agent as provided in the Intercreditor Agreement; provided that as of the date hereof, the Applicable Authorized Representative is the Collateral Agent.

Section 14. Miscellaneous. (a) This Agreement may only be waived or modified in writing in accordance with the requirements of Section 10.11 of the Loan Agreement. This Agreement shall create a continuing lien on and security interest in the Collateral and shall be binding upon each Debtor, its successors and assigns and shall inure, together with the rights and remedies of the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) hereunder, to the benefit of the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) and their successors and permitted assigns; provided, however, that no Debtor may assign its rights or delegate its duties hereunder without the Collateral Agent’s prior written consent. Without limiting the generality of the foregoing, and subject to the provisions of the Loan Agreement, any Lender may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person subject to the requirements of Section 10.10 of the Loan Agreement, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

(b) All notices and other communications hereunder shall comply with Section 10.8 of the Loan Agreement; provided that, the address information for each Debtor shall be that expressed for the Borrowers in such Section; provided that any notice to the 2029/2032 Notes Trustee may be made to its address as set forth in the most recent copy of the 2029/2032 Notes Indenture provided to the Collateral Agent by the Borrowers or in a written notice of such address provided to the Collateral Agent by the 2029/2032 Notes Trustee and notice to the 2029/2032 Notes Trustee shall be deemed sufficient notice to the 2029/2032 Notes Secured Parties for all purposes hereunder (provided, that the Lead Borrower shall cause notice thereof to be delivered to the 2029/2032 Notes Trustee).

(c) Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable.

(d) The lien and security interest herein created and provided for stand as direct and primary security for the Secured Obligations of the Borrowers arising under or otherwise relating to the Loan Agreement as well as for the other Secured Obligations (and, to the extent provided in Section 15, the 2029/2032 Notes Obligations) secured hereby. No application of any sums received by the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) in respect of the Collateral or any disposition thereof to the reduction of the Secured Obligations (and, to the extent provided in Section 15, the 2029/2032 Notes Obligations) or any part thereof shall in any manner entitle any Debtor to any right, title or interest in or to the Secured Obligations or the 2029/2032 Notes Obligations or any collateral or security therefor, whether by subrogation or otherwise, unless and until all Secured Obligations (and, to the extent provided in Section 15, the 2029/2032 Notes Obligations) have been fully paid and satisfied and, with respect to the Secured Obligations, the Termination Date has occurred. Each Debtor acknowledges and agrees that the lien and security interest hereby created and provided are absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of any Secured Party or any other holder of any Secured Obligations or 2029/2032 Notes Obligations, and without limiting the generality of the foregoing, the lien and security interest hereof shall not be impaired by any acceptance by any Secured Party or any other holder of any Secured Obligations or 2029/2032 Notes Obligations of any other security for or guarantors upon any of the Secured Obligations or 2029/2032 Notes Obligations or by any failure, neglect or omission on the part of any Secured Party or any other holder of any of the Secured Obligations or 2029/2032 Notes Obligations to realize upon or protect any of the Secured Obligations or 2029/2032 Notes Obligations or any collateral or security therefor. The lien and security interest hereof shall not in any manner be impaired or affected by (and the Secured Parties and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties, without notice to anyone, are hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any of the Secured Obligations or the 2029/2032 Notes Obligations or of any collateral or security therefor, or of any guaranty thereof, or of any instrument or agreement setting forth the terms and conditions pertaining to any of the foregoing. The Secured Parties and the 2029/2032 Notes Secured Parties may at their discretion at any time grant credit to the Borrowers without notice to the other Debtors in such amounts and on such terms as the Secured Parties or 2029/2032 Notes Secured Parties may elect without in any manner impairing the lien and security interest created and provided for. In order to realize hereon and to exercise the rights granted the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) hereunder and under applicable law, there shall be no obligation on the part of any Secured Party or any other holder of any Secured Obligations or 2029/2032 Notes Obligations at any time to first resort for payment to the Borrowers or any other Debtor or to any guaranty of the Secured Obligations or 2029/2032 Notes Obligations or any portion thereof or to resort to any other collateral, security, property, liens or any other rights or remedies whatsoever, and the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties) shall have the right to enforce this Agreement against any Debtor or its Collateral irrespective of whether or not other proceedings or steps seeking resort to or realization upon or from any of the foregoing are pending.

(e) In the event the Secured Parties shall at any time in their discretion permit a substitution of Debtors hereunder or a party shall wish to become a Debtor hereunder, such substituted or additional Debtor shall, upon executing an agreement in the form attached hereto as Schedule A, become a party hereto and be bound by all the terms and conditions hereof to the same extent as though such Debtor had originally executed this Agreement and, in the case of a substitution, in lieu of the Debtor being replaced. Any such agreement shall contain information as to such Debtor necessary to update Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate with respect to it. No such substitution shall be effective absent the written consent of the Collateral Agent nor shall it in any manner affect the obligations of the other Debtors hereunder.

(f) This Agreement may be executed in counterparts and by different parties hereto on separate counterparts, each of which shall be an original, but all together one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or by e-mail of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals. Each Debtor acknowledges that this Agreement is and shall be effective upon its execution and delivery by such Debtor to the Collateral Agent, and it shall not be necessary for the Collateral Agent to execute this Agreement or any other acceptance hereof or otherwise to signify or express its acceptance hereof.

(g) No Secured Party (other than the Collateral Agent) or 2029/2032 Notes Secured Party shall have the right to institute any suit, action or proceeding in equity or at law in connection with this Agreement for the enforcement of any remedy under or upon this Agreement; it being understood and intended that no one or more of the Secured Parties (other than the Collateral Agent) or the 2029/2032 Notes Secured Parties shall have any right in any manner whatsoever to enforce any right hereunder, and that all proceedings at law or in equity shall be instituted, had and maintained by the Collateral Agent in the manner herein provided and for the benefit of the Secured Parties (and, to the extent provided in Section 15, the 2029/2032 Notes Secured Parties).

(h) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

(i) Each Debtor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City in the borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Debtor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient form. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that (i) any party hereto may otherwise have to bring any proceeding relating to this Agreement against any other party hereto or their respective properties in the courts of any jurisdiction (A) for purposes of enforcing a judgment or (B) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (ii) the Collateral Agent or any other Secured Party or 2029/2032 Notes Secured Party may otherwise have to bring any proceeding relating to this Agreement against any Debtor or its properties in the courts of any jurisdiction in connection with exercising remedies against any Collateral in a jurisdiction in which such Collateral is located. EACH DEBTOR AND, BY ACCEPTING THE BENEFITS OF THIS AGREEMENT, EACH SECURED PARTY AND 2029/2032 NOTES SECURED PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15. The 2029/2032 Notes. (a) Notwithstanding any other provision of this Agreement, the Exiting Notes are secured under this Agreement only by the Collateral hereunder pledged by the Debtors and only to the extent required by Section 4.13 of the First Supplemental Indenture as in effect on the date hereof to cause the 2029/2032 Notes to be secured equally and ratably with the Secured Obligations of the Debtors. The Collateral Agent agrees to act under this Agreement on behalf of the 2029/2032 Notes Secured Parties and 2029/2032 Notes Trustee solely to perfect the security interest of the 2029/2032 Notes Secured Parties in the Debtors’ Collateral to the extent required by the preceding sentence and this Section 15 and to perform the duties with respect to the 2029/2032 Notes Secured Parties hereunder.

(b) The obligations of the Collateral Agent to the 2029/2032 Notes Secured Parties and the 2029/2032 Notes Trustee hereunder shall be limited solely to (i) holding the Collateral for the ratable benefit of the 2029/2032 Notes Secured Parties and 2029/2032 Notes Trustee for so long as (A) any Secured Obligations remain outstanding, (B) any Secured Obligations remain secured by the Collateral, and (C) any 2029/2032 Notes Obligations are secured by the Collateral pursuant to this Section 15, (ii) enforcing the rights of the 2029/2032 Notes Secured Parties in their capacities as secured parties hereunder and (iii) distributing any proceeds received by the Collateral Agent from the sale, collection or realization of the Collateral to the 2029/2032 Notes Secured Parties and the 2029/2032 Notes Trustee in respect of the 2029/2032 Notes Obligations in accordance with Section 10. Neither the 2029/2032 Notes Secured Parties nor the 2029/2032 Notes Trustee shall be entitled to exercise (or direct the Collateral Agent to exercise) any rights or remedies hereunder with respect to the 2029/2032 Notes Obligations, including without limitation the right to receive any payments, enforce the Lien on Collateral, request any action, institute proceedings, give any instructions, make any election, make collections, sell or otherwise foreclose on any portion of the Collateral or execute any amendment, supplement, or acknowledgment hereof. This Agreement shall not create any liability of the Collateral Agent or the Secured Parties to any 2029/2032 Notes Secured Parties or to the 2029/2032 Notes Trustee by reason of actions taken with respect to the creation, perfection or continuation of the Lien on Collateral, actions with respect to the occurrence of an Event of Default (under, and as defined in, the Loan Agreement or the Existing Note Indenture), actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral or action with respect to the collection of any claim for all or any part of the 2029/2032 Notes Obligations, from any guarantor or any other party or the valuation, use or protection of the Collateral. By acceptance of the benefits under this Agreement and the other Collateral Documents, the 2029/2032 Notes Secured Parties and the 2029/2032 Notes Trustee will be deemed to have acknowledged and agreed that the provisions of the preceding sentence are intended to induce the Secured Parties to permit such Persons to be secured parties under this Agreement and certain of the other Collateral Documents and are being relied upon by the Secured Parties as consideration therefor. Nothing in this Agreement shall or shall be construed to (i) result in the security interest in the Collateral securing the 2029/2032 Notes Obligations less than equally and ratably with the Secured Obligations to the extent required pursuant to the 2029/2032 Notes Indenture or (ii) modify or affect the rights of the 2029/2032 Notes Secured Parties to receive the pro rata share specified in Section 10 of any proceeds of any collection or sale of Collateral. The parties hereto agree that the 2029/2032 Notes Obligations and the Secured Obligations are, and will be, equally and ratably secured with each other by the Liens on the Collateral, and that it is their intention to give full effect to the equal and ratable provisions of the 2029/2032 Notes Indenture, as in effect on the date hereof. To the extent that the rights and benefits herein or in any other Collateral Document conferred on the 2029/2032 Notes Secured Parties shall be held to exceed the rights and benefits required so to be conferred by such provisions, such rights and benefits shall be limited so as to provide such 2029/2032 Notes Secured Parties only those rights and benefits that are required by such provisions. Any and all rights not herein expressly given to the 2029/2032 Notes Trustee are expressly reserved to the Collateral Agent and the Secured Parties other than the 2029/2032 Notes Secured Parties.

(c) This Section 15 shall cease to apply if and when (i) all of the 2029/2032 Notes Obligations have been fully satisfied and discharged (including in accordance with Section 15 of the 2029/2032 Notes Indenture), (ii) the 2029/2032 Notes Obligations are no longer required to be secured equally and ratably with the Secured Obligations or (iii) the Secured Obligations are paid in full or no longer secured by the Collateral.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each Debtor has caused this Security Agreement to be duly executed and delivered as of the date first above written.

“Debtors”

WESTERN DIGITAL CORPORATION

By:	/s/ Grace Lin
Name: Grace Lin
Title: Authorized Signatory

[Signature Page to Security Agreement – Amended and Restated Loan Agreement]

WESTERN DIGITAL TECHNOLOGIES, INC.

By:	/s/ Grace Lin
Name: Grace Lin
Title: Vice President, Treasury

[Signature Page to Security Agreement – Amended and Restated Loan Agreement]

Accepted and agreed to as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Timothy Lee
Name: Timothy Lee
Title: Executive Director

[Signature Page to Security Agreement – Amended and Restated Loan Agreement]

SCHEDULE A

[FORM OF] ASSUMPTION AND SUPPLEMENTAL SECURITY AGREEMENT

THIS AGREEMENT dated as of this [    ]th day of [                ], 20[ ] from the entities listed on the signature pages hereto (collectively, the “New Debtors”), to JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), as collateral agent for the Secured Parties (defined in the Security Agreement hereinafter identified and defined) (JPMorgan Chase Bank acting as such agent and any successor or successors to JPMorgan Chase Bank in such capacity being hereinafter referred to as the “Collateral Agent”).

PRELIMINARY STATEMENTS

A. Western Digital Corporation, a Delaware corporation (the “Lead Borrower”), and certain other parties have executed and delivered to the Collateral Agent that certain Security Agreement dated as of June 20, 2023 (such Security Agreement, as the same may from time to time be amended, restated, amended and restated, modified or restated, including supplements thereto which add additional parties as Debtors thereunder, being hereinafter referred to as the “Security Agreement”), pursuant to which such parties (the “Existing Debtors”) have granted to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in the Existing Debtors’ Collateral to secure the Secured Obligations.

B. All capitalized terms used in this Agreement without definition shall have the same meaning herein as such terms have in the Security Agreement, except that any reference to the term “Debtor” or “Debtors” and any provision of the Security Agreement providing meaning to such term shall be deemed a reference to the Existing Debtors and the New Debtors.

C. The Borrowers provide each New Debtor with substantial financial, managerial, administrative, and/or technical support and each New Debtors will benefit, directly and indirectly, from the financial accommodations extended by the Secured Parties to the Borrowers.

NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of financial accommodations given or to be given to the Borrowers by the Secured Parties from time to time, each New Debtor hereby agrees as follows:

1. Each New Debtor acknowledges and agrees that it shall become a “Debtor” party to the Security Agreement effective upon the date of such New Debtor’s execution of this Agreement and the delivery of this Agreement to the Collateral Agent, and that upon such execution and delivery, all references in the Security Agreement to the terms “Debtor” or “Debtors” shall be deemed to include such New Debtor. Without limiting the generality of the foregoing, each New Debtor hereby repeats and reaffirms all grants (including the grant of a lien and security interest), covenants, agreements, representations, and warranties contained in the Security Agreement as amended hereby, each and all of which are and shall remain applicable to the Collateral from time to time owned by such New Debtor or in which such New Debtor from time to time has any rights. Without limiting the foregoing, in order to secure payment of the Secured Obligations (and, to the extent provided in Section 15 of the Security Agreement, the 2029/2032 Notes Obligations), whether now existing or hereafter arising, each New Debtor does hereby grant to the Collateral Agent for the benefit of the Secured Parties (and, to the extent provided in Section 15 of the Security Agreement, the 2029/2032 Notes Secured Parties), and hereby agrees that the Collateral Agent has and shall continue to have until the Termination Date (as such term is defined in the Loan Agreement referred to in the Security Agreement) for the benefit of the Secured Parties (and, to the extent provided in Section 15 of the Security Agreement, the 2029/2032 Notes

Secured Parties) a continuing lien on and security interest in all of such New Debtor’s Collateral, including, without limitation, all of such New Debtor’s Accounts, Chattel Paper, Instruments, Documents, General Intangibles, Letter-of-Credit Rights, Supporting Obligations, Deposit Accounts, Investment Property, Inventory, Equipment, Fixtures, Commercial Tort Claims, and all of the other Collateral other than the Excluded Property, each and all of such granting clauses being incorporated herein by reference with the same force and effect as if set forth herein in their entirety, except that all references in such clauses to the Existing Debtors or any of them shall be deemed to include references to such New Debtor. Nothing contained herein shall in any manner impair the priority of the liens and security interests heretofore granted in favor of the Collateral Agent under the Security Agreement.

2. Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate shall be supplemented by the information set forth on the attached supplements to each of Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate with respect to each New Debtor.

3. Each New Debtor hereby acknowledges and agrees that the Secured Obligations (and, to the extent provided in Section 15 of the Security Agreement, the 2029/2032 Notes Obligations) are secured by all of the Collateral according to, and otherwise on and subject to, the terms and conditions of the Security Agreement to the same extent and with the same force and effect as if such New Debtor had originally been one of the Existing Debtors under the Security Agreement and had originally executed the same as such an Existing Debtor.

4. Except as specifically modified hereby, all of the terms and conditions of the Security Agreement shall stand and remain unchanged and in full force and effect.

5. Each New Debtor agrees to execute and deliver such further instruments and documents and do such further acts and things as the Collateral Agent may reasonably deem necessary or proper to carry out more effectively the purposes of this Agreement.

6. No reference to this Agreement need be made in the Security Agreement or in any other document or instrument making reference to the Security Agreement, any reference to the Security Agreement in any of such to be deemed a reference to the Security Agreement as modified hereby.

7. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

SUPPLEMENTS

SUPPLEMENT TO SCHEDULE 1

LEGAL NAMES

SUPPLEMENT TO SCHEDULE 3

OWNED REAL PROPERTY

SUPPLEMENT TO SCHEDULE 4

EQUITY INTERESTS IN A SUBSIDIARY AND OTHER EQUITY INTERESTS

SUPPLEMENT TO SCHEDULE 5

INSTRUMENTS AND TANGIBLE CHATTEL PAPER

SUPPLEMENT TO SCHEDULE 6

INTELLECTUAL PROPERTY

SUPPLEMENT TO SCHEDULE 7

COMMERCIAL TORT CLAIMS

[New Debtor[s]]

By:
Name:
Title:

Accepted and agreed to as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

A-5